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                                                                 EXHIBIT 23.1


                   CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 30, 1996, except as to
Note 13, which is as of February 16, 1996, which appears on page 35 of the 1995 Annual Report to Stockholders of American Water Works Company, Inc., which is incorporated by reference in American Water Works Company, Inc. Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 11 of such Annual Report on Form 10-K.



PRICE WATERHOUSE LLP

Thirty South Seventeenth Street
Philadelphia, Pennsylvania  19103
October 18, 1996